Exhibit 12 (b)

XEROX CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges, the ratio of combined earnings to fixed charges and preferred stock dividends, as well as any deficiency of earnings are determined using the following applicable factors:

Earnings available for fixed charges are calculated first, by determining the sum of: (a) income (loss) from continuing operations before income taxes, adjustment for minorities’ interests and equity income or loss, (b) fixed charges, as defined below, (c) amortization of capitalized interest and (d) distributed equity income. From this total, we subtract (a) capitalized interest and (b) preferred security dividend requirements of our consolidated subsidiaries and any accretion in the carrying value of the redeemable preferred securities of our consolidated subsidiaries.

Fixed charges are calculated as the sum of (a) interest costs (both expensed and capitalized), (b) amortization of debt expense and discount or premium relating to any indebtedness, (c) that portion of rental expense that is representative of the interest factor and (d) the amount of pre-tax earnings required to cover preferred security dividends and any accretion in the carrying value in the redeemable preferred securities of our consolidated subsidiaries. Note, in our calculation, all of the dividends and related carrying value accretion of the preferred securities of our consolidated subsidiaries are tax deductible, which are those referenced in Note 16 to our 2002 consolidated financial statements included in an updated current report on Form 8-K dated July 23, 2003, under the caption, “Company-Obligated, Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Subordinated Debentures of the Company.” Therefore, the amount of pre-tax earnings required to cover the dividend requirements and accretion, are equal to the amount of such dividends and accretion.

Preferred stock dividends used in the ratio of earnings to combined fixed charges and preferred stock dividends consist of the dividends paid on our Series B Convertible Preferred Stock and our Series C Mandatory Convertible Preferred Stock. The Series B dividends are tax deductible.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2003	2002	2003		2002
Fixed charges:
Interest expense	$205	$170	$407		$351
Portion of rental expense which represents interest factor	18	20	37		41

Total fixed charges before preferred security dividends of consolidated subsidiaries	223	190	444		392
Preferred security dividends of consolidated subsidiaries	36	37	72		73

Total fixed charges	$259	$227	$516		$465

Earnings available for fixed charges:
Earnings (1)	$162	$176	$66		$126
Less: Undistributed equity in income of affiliated companies	(7)	(15)	(20)		(26)
Add: Fixed charges before preferred security dividends of consolidated subsidiaries	$223	$190	$444		$392

Total earnings available for fixed charges	$378	$351	$490		$492

Ratio of earnings to fixed charges	1.46	1.55	*	*	1.06

**	Earnings for the six months ended June 30, 2003 was inadequate to cover fixed charges. The coverage deficiency was 26 million.
(1)	Earnings is derived from our condensed consolidated statements of operations, included in our financial statements, as the Sum of: (a) Income before Income Tax Benefits, Equity Income, Minorities’ Interests and Cumulative Effect of Change in Accounting Principle and (b) Equity in net income of unconsolidated affiliates.

XEROX CORPORATION

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2003	2002	2003	2002
Fixed charges:
Interest expense	$205	$170	$407	$351
Portion of rental expense which represents interest factor	18	20	37	41

Total fixed charges before preferred security dividends of consolidated subsidiaries and preferred stock dividends	223	190	444	392
Preferred security dividends of consolidated subsidiaries	36	37	72	73
Preferred stock dividends	11	—	21	—

Total combined fixed charges and preferred stock dividends	$270	$227	$537	$465

Earnings available for fixed charges:
Earnings (1)	$162	$176	$66	$126
Less: Undistributed equity in income of affiliated companies	(7)	(15)	(20)	(26)
Add: Fixed charges before capitalized interest, preferred security dividends of consolidated subsidiaries and preferred stock dividends	223	190	444	392

Total earnings available for fixed charges	$378	$351	$490	$492

Ratio of earnings to combined fixed charges and preferred stock dividends	1.40	1.55	**	1.06

**	Earnings for the six months ended June 30, 2003 was inadequate to cover combined fixed charges and preferred stock dividends. The coverage deficiency was $47 million.
(1)	Same as above.